Exhibit No. 99.1
News Release

COMMERCIAL METALS COMPANY REPORTS RECORD FOURTH QUARTER AND FULL YEAR FISCAL 2021 RESULTS

•Achieved record quarterly Earnings from Continuing Operations of $152.3 million, or $1.24 per diluted share; and record Core EBITDA from Continuing Operations of $255.9 million
•Reported record full year Core EBITDA from Continuing Operations, and highest ever North America and European segment-level Adjusted EBITDA
•Successfully commissioned third rolling line in Europe; contributed meaningfully to Europe segment results
•Subsequent to quarter end, CMC reached an agreement to sell its Rancho Cucamonga site, with expected gross proceeds of approximately $300 million
•In a separate release yesterday, CMC announced a new $350 million share repurchase program and a 17% increase to its quarterly dividend

Irving, TX - October 14, 2021 - Commercial Metals Company (NYSE: CMC) today announced financial results for its fiscal fourth quarter ended August 31, 2021. Earnings from continuing operations were $152.3 million, or $1.24 per diluted share, on net sales of $2.0 billion, compared to prior year earnings from continuing operations of $67.8 million, or $0.56 per diluted share, on net sales of $1.4 billion. For the full year, earnings from continuing operations were $412.9 million, or $3.38 per diluted share, compared to $278.3 million, or $2.31 per diluted share in the prior year.

During the fourth quarter of fiscal 2021, the Company recorded a net after-tax charge of $1.9 million related to the impairment of recycling assets. Excluding this item, fourth quarter adjusted earnings from continuing operations were $154.2 million, or $1.26 per diluted share, compared to adjusted earnings from continuing operations of $95.3 million, or $0.79 per diluted share, in the prior year period. "Adjusted EBITDA from continuing operations", "core EBITDA from continuing operations", "adjusted earnings from continuing operations" and "adjusted earnings from continuing operations per diluted share" are non-GAAP financial measures. Details, including a reconciliation of each such non-GAAP financial measure, to the most directly comparable measure, prepared and presented in accordance with GAAP can be found in the financial tables that follow.

Barbara R. Smith, Chairman of the Board, President and Chief Executive Officer, commented, "CMC’s performance during fiscal 2021 was exceptional. Our financial results once again demonstrate CMC's significantly enhanced earnings capabilities following several years of methodical strategic transformation. Yesterday, we announced our first dividend increase in over a decade and a sizeable new share repurchase program, reflecting the board’s confidence in the Company's enhanced financial position and future prospects. We have built a strong

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operating platform that will allow us to continue pursuing value accretive growth, while returning a meaningful portion of free cash flow to investors and maintaining a high-quality balance sheet.”

Ms. Smith continued, "Looking at the quarter, I am extremely proud of the CMC team's execution on multiple fronts. Commercially and operationally, we responded to robust market demand with record shipment and production levels at several of our steel mills. This heightened activity did not detract from our ability to continue building for the future. Our team in Europe successfully ramped up CMC's new rolling line, and we made meaningful progress at the future Arizona 2 micro mill site in North America. In addition, on September 29th we reached an agreement to sell our Rancho Cucamonga site for an expected $300 million, which will be reinvested directly into Arizona 2. Importantly, we also maintained focus on keeping our employees safe, with several operations achieving record low incident rates during the year.”

The Company's liquidity position as of August 31, 2021 remained solid, with cash and cash equivalents of $497.7 million, and availability of $668.2 million under the Company's credit and accounts receivable facilities.

On October 13, 2021, the board of directors declared a quarterly dividend of $0.14 per share of CMC common stock payable to stockholders of record on October 27, 2021. This represents a 17% increase over the previous dividend. The dividend will be paid on November 10, 2021, and marks 228 consecutive quarterly dividend payments by the Company.

Business Segments - Fiscal Fourth Quarter 2021 Review
The North America segment generated record adjusted EBITDA of $212.0 million for the fourth quarter of fiscal 2021, an increase of 22% compared to $174.2 million in the prior year period. This improvement was driven by increased margins across multiple products lines, coupled with higher shipments of steel products and raw materials. These positive factors were partially offset by a year-over-year increase in controllable costs per ton of finished steel shipped, due largely to inflationary pressures for freight and steelmaking consumables.

Shipment volumes of finished steel, which include steel products and downstream products, increased by 2% from the prior year fourth quarter. Demand for rebar from the mills remained relatively steady, but shipments declined modestly from the prior year due to a shift in mix toward merchant bar and wire rod. Shipments of merchant and other products increased by 29% from the prior year, driven by the broad reopening of the U.S. economy.

Margins over scrap cost on steel products increased $103 per ton from the prior year period and $41 per ton compared to the prior quarter. Market conditions were favorable for each of CMC's key products, leading to mill volume growth of 5% and an increase of $300 per ton in average selling price compared to the fourth quarter of fiscal 2020. Margin over scrap cost on downstream products declined compared to a year ago, driven by fulfillment

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of fabrication contracts that were booked prior to the fiscal 2021 increase in scrap costs. Future pricing indicators on new work entering the backlog were positive during the quarter, as average price levels for bids and new awards increased significantly from the prior year quarter.

The Europe segment reported record adjusted EBITDA of $67.7 million for the fourth quarter of fiscal 2021, up 195% compared to adjusted EBITDA of $22.9 million for the prior year quarter. The improvement was driven by a significant expansion in margin over scrap as well as volume growth, as demand for steel products from both the construction and industrial end markets were solid during the quarter. Resilient construction activity supported a 16% increase in rebar shipments compared to a year ago, while the start-up of the third rolling line and the continuing manufacturing recovery in Poland and Central Europe drove 24% growth in volumes of merchant and other steel products. Average selling price increased by $317 per ton compared to the prior year quarter, and $99 per ton sequentially.

Outlook
Ms. Smith said, "Based on our current view of the marketplace, we anticipate our strong operating and financial performance will continue in fiscal 2022. Volumes should remain solid, supported by a replenished construction backlog in North America, as well as broad strength across key end markets in both North America and Europe."

"In the first quarter of fiscal 2022, we expect finished steel volumes to follow typical seasonal patterns, which have historically declined modestly from our fourth quarter levels. We expect first quarter margins to remain consistent with the historical high levels earned in the fourth quarter,” Ms. Smith added.

Conference Call
CMC invites you to listen to a live broadcast of its fourth quarter of fiscal 2021 conference call today, Thursday, October 14, 2021, at 11:00 a.m. ET. Barbara R. Smith, Chairman of the Board, President, and Chief Executive Officer, and Paul Lawrence, Vice President and Chief Financial Officer, will host the call. The call is accessible via our website at www.cmc.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay on our website on the next business day. Financial and statistical information presented in the broadcast are located on CMC's website under "Investors."

About Commercial Metals Company
Commercial Metals Company and its subsidiaries manufacture, recycle and fabricate steel and metal products and provide related materials and services through a network including seven electric arc furnace ("EAF") mini mills, two EAF micro mills, one rerolling mill, steel fabrication and processing plants, construction-related product warehouses, and metal recycling facilities in the U.S. and Poland.

(CMC Fourth Quarter Fiscal 2021 - 4)

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the federal securities laws with respect to general economic conditions, key macro-economic drivers that impact our business, the effects of ongoing trade actions, the effects of continued pressure on the liquidity of our customers, potential synergies and organic growth provided by acquisitions and strategic investments, demand for our products, metal margins, the effect of COVID-19 and related governmental and economic responses thereto, the ability to operate our steel mills at full capacity, future availability and cost of supplies of raw materials and energy for our operations, share repurchases, legal proceedings, the undistributed earnings of our non-U.S. subsidiaries, U.S. non-residential construction activity, international trade, capital expenditures, our liquidity and our ability to satisfy future liquidity requirements, estimated contractual obligations and our expectations or beliefs concerning future events. The statements in this release that are not historical statements, are forward-looking statements. These forward-looking statements can generally be identified by phrases such as we or our management "expects," "anticipates," "believes," "estimates," "future," "intends," "may," "plans to," "ought," "could," "will," "should," "likely," "appears," "projects," "forecasts," "outlook" or other similar words or phrases, as well as by discussions of strategy, plans, or intentions.

Our forward-looking statements are based on management’s expectations and beliefs as of the time this news release was prepared. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, new information or circumstances or any other changes. Important factors that could cause actual results to differ materially from our expectations include those described in Part I, Item 1A, "Risk Factors" of our annual report on Form 10-K for the fiscal year ended August 31, 2020, and Part II, Item 1A, "Risk Factors" of our quarterly report on Form 10-Q for the quarter ended February 28, 2021, as well as the following: changes in economic conditions which affect demand for our products or construction activity generally, and the impact of such changes on the highly cyclical steel industry; rapid and significant changes in the price of metals, potentially impairing our inventory values due to declines in commodity prices or reducing the profitability of our downstream contracts due to rising commodity pricing; impacts from COVID-19 on the economy, demand for our products, global supply chain and on our operations, including the responses of governmental authorities to contain COVID-19 and the impact of various COVID-19 vaccines; excess capacity in our industry, particularly in China, and product availability from competing steel mills and other steel suppliers including import quantities and pricing; compliance with and changes in existing and future laws, regulations and other legal requirements and judicial decisions that govern our business, including increased environmental regulations associated with climate change and greenhouse gas emissions; involvement in various environmental matters that may result in fines, penalties or judgments; potential limitations in our or our customers' abilities to access credit and non-compliance by our customers; activity in repurchasing shares of our common stock under our repurchase program; financial covenants and restrictions on the operation of our business contained in agreements governing our debt; our inability to close the sale of our Rancho Cucamonga property, including if the buyer were to terminate the

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purchase agreement during its 60 day due diligence review period; our ability to successfully identify, consummate and integrate acquisitions, and the effects that acquisitions may have on our financial leverage; risks associated with acquisitions generally, such as the inability to obtain, or delays in obtaining, required approvals under applicable antitrust legislation and other regulatory and third party consents and approvals; operating and startup risks, as well as market risks associated with the commissioning of new projects could prevent us from realizing anticipated benefits and could result in a loss of all or a substantial part of our investments; lower than expected future levels of revenues and higher than expected future costs; failure or inability to implement growth strategies in a timely manner; impact of goodwill impairment charges; impact of long-lived asset impairment charges; currency fluctuations; global factors, such as trade measures, military conflicts and political uncertainties, including the impact of the Biden administration on current trade regulations, such as Section 232 trade tariffs and quotas, tax legislation and other regulations which might adversely impact our business; availability and pricing of electricity, electrodes and natural gas for mill operations; ability to hire and retain key executives and other employees; competition from other materials or from competitors that have a lower cost structure or access to greater financial resources; information technology interruptions and breaches in security; ability to make necessary capital expenditures; availability and pricing of raw materials and other items over which we exert little influence, including scrap metal, energy and insurance; unexpected equipment failures; losses or limited potential gains due to hedging transactions; litigation claims and settlements, court decisions, regulatory rulings and legal compliance risks; risk of injury or death to employees, customers or other visitors to our operations; and civil unrest, protests and riots.

(CMC Fourth Quarter Fiscal 2021 - 6)

COMMERCIAL METALS COMPANY FINANCIAL & OPERATING STATISTICS (UNAUDITED)
	Three Months Ended					Year Ended
(in thousands, except per ton amounts)	8/31/2021	5/31/2021	2/28/2021	11/30/2020	8/31/2020	8/31/2021	8/31/2020
North America
Net sales	$1,660,409	$1,558,068	$1,257,486	$1,195,013	$1,224,849	$5,670,976	$4,769,933
Adjusted EBITDA	212,018	207,330	171,612	155,634	174,219	746,594	661,176

External tons shipped
Raw materials	331	368	302	330	300	1,331	1,229
Rebar	469	500	472	486	498	1,927	1,897
Merchant and other	302	289	268	264	234	1,123	919
Steel products	771	789	740	750	732	3,050	2,816
Downstream products	415	408	343	371	429	1,537	1,635

Average selling price per ton
Raw materials	$1,069	$949	$846	$630	$605	$877	$567
Steel products	900	794	695	612	600	752	618
Downstream products	1,014	963	929	934	970	961	975

Cost of raw materials per ton	$805	$697	$629	$458	$427	$650	$402
Cost of ferrous scrap utilized per ton	434	369	344	266	237	355	238

Steel products metal margin per ton	$466	$425	$351	$346	$363	$397	$380

Europe
Net sales	$368,290	$284,107	$202,066	$194,596	$179,855	$1,049,059	$699,140
Adjusted EBITDA	67,676	50,005	16,107	14,470	22,927	148,258	62,007

External tons shipped
Rebar	174	141	78	128	150	521	539
Merchant and other	286	263	275	269	230	1,093	933
Steel products	460	404	353	397	380	1,614	1,472

Average selling price per ton
Steel products	$763	$664	$532	$461	$446	$612	$448

Cost of ferrous scrap utilized per ton	$448	$376	$328	$262	$250	$357	$246

Steel products metal margin per ton	$315	$288	$204	$199	$196	$255	$202

(CMC Fourth Quarter Fiscal 2021 - 7)

COMMERCIAL METALS COMPANY BUSINESS SEGMENTS (UNAUDITED)
(in thousands)	Three Months Ended					Year Ended
Net sales	8/31/2021	5/31/2021	2/28/2021	11/30/2020	8/31/2020	8/31/2021	8/31/2020
North America	$1,660,409	$1,558,068	$1,257,486	$1,195,013	$1,224,849	$5,670,976	$4,769,933
Europe	368,290	284,107	202,066	194,596	179,855	1,049,059	699,140
Corporate and Other	1,947	2,866	2,718	2,194	4,428	9,725	7,413
Total net sales	$2,030,646	$1,845,041	$1,462,270	$1,391,803	$1,409,132	$6,729,760	$5,476,486

Adjusted EBITDA from continuing operations
North America	$212,018	$207,330	$171,612	$155,634	$174,219	$746,594	$661,176
Europe	67,676	50,005	16,107	14,470	22,927	148,258	62,007
Corporate and Other	(31,897)	(36,214)	(45,986)	(26,471)	(64,846)	(140,568)	(146,575)

(CMC Fourth Quarter Fiscal 2021 - 8)

COMMERCIAL METALS COMPANY CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
	Three Months Ended August 31,		Year Ended August 31,
(in thousands, except share data)	2021	2020	2021	2020
Net sales	$2,030,646	$1,409,132	$6,729,760	$5,476,486
Costs and expenses:
Cost of goods sold	1,686,973	1,145,725	5,623,903	4,531,688
Selling, general and administrative expenses	136,818	160,292	496,310	502,794
Interest expense	11,659	13,962	51,904	61,837
Loss on debt extinguishment	—	1,778	16,841	1,778
Asset impairments	2,439	1,098	6,784	7,611
	1,837,889	1,322,855	6,195,742	5,105,708
Earnings from continuing operations before income taxes	192,757	86,277	534,018	370,778
Income taxes	40,444	18,495	121,153	92,476
Earnings from continuing operations	152,313	67,782	412,865	278,302

Earnings (loss) from discontinued operations before income taxes	—	(34)	—	1,907
Income taxes	—	125	—	706
Earnings (loss) from discontinued operations	—	(159)	—	1,201

Net earnings	$152,313	$67,623	$412,865	$279,503

Basic earnings per share
Earnings from continuing operations	$1.26	$0.57	$3.43	$2.34
Earnings from discontinued operations	—	—	—	0.01
Net earnings	$1.26	$0.57	$3.43	$2.35

Diluted earnings per share
Earnings from continuing operations	$1.24	$0.56	$3.38	$2.31
Earnings from discontinued operations	—	—	—	0.01
Net earnings	$1.24	$0.56	$3.38	$2.32

Cash dividends per share	$0.12	$0.12	$0.48	$0.48
Average basic shares outstanding	120,625,533	119,198,785	120,338,357	118,921,854
Average diluted shares outstanding	122,376,099	120,645,931	121,983,497	120,309,621

(CMC Fourth Quarter Fiscal 2021 - 9)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share data)	August 31, 2021	August 31, 2020
Assets
Current assets:
Cash and cash equivalents	$497,745	$542,103
Accounts receivable (less allowance for doubtful accounts of $5,553 and $9,597)	1,105,580	880,728
Inventories	935,387	625,393
Prepaid and other current assets	173,033	165,879
Assets held for sale	25,083	—
Total current assets	2,736,828	2,214,103
Property, plant and equipment:
Land	123,135	143,567
Buildings and improvements	792,915	786,820
Equipment	2,435,541	2,364,923
Construction in process	147,166	103,776
	3,498,757	3,399,086
Less accumulated depreciation and amortization	(1,932,634)	(1,828,019)
Property, plant and equipment, net	1,566,123	1,571,067
Goodwill	66,137	64,321
Other noncurrent assets	269,583	232,237
Total assets	$4,638,671	$4,081,728
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$450,723	$266,102
Accrued expenses and other payables	475,384	454,977
Acquired unfavorable contract backlog	—	6,035
Borrowings under accounts receivable facilities	26,560	—
Current maturities of long-term debt	27,806	18,149
Total current liabilities	980,473	745,263
Deferred income taxes	112,067	130,810
Other noncurrent liabilities	235,607	250,706
Long-term debt	1,015,415	1,065,536
Total liabilities	2,343,562	2,192,315
Stockholders' equity:
Common stock, par value $0.01 per share; authorized 200,000,000 shares; issued 129,060,664 shares; outstanding 120,586,589 and 119,220,905 shares	1,290	1,290
Additional paid-in capital	368,064	358,912
Accumulated other comprehensive loss	(84,820)	(103,764)
Retained earnings	2,162,925	1,807,826
Less treasury stock, 8,474,075 and 9,839,759 shares at cost	(152,582)	(175,063)
Stockholders' equity	2,294,877	1,889,201
Stockholders' equity attributable to noncontrolling interests	232	212
Total stockholders' equity	2,295,109	1,889,413
Total liabilities and stockholders' equity	$4,638,671	$4,081,728

(CMC Fourth Quarter Fiscal 2021 - 10)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Year Ended August 31,
(in thousands)	2021	2020
Cash flows from (used by) operating activities:
Net earnings	$412,865	$279,503
Adjustments to reconcile net earnings to cash flows from (used by) operating activities:
Depreciation and amortization	167,613	165,758
Stock-based compensation	43,677	31,850
Deferred income taxes and other long-term taxes	(39,873)	49,580
Loss on debt extinguishment	16,841	1,778
Net gain on disposals of subsidiaries, assets and other	(8,807)	(4,213)
Asset impairments	6,784	7,611
Amortization of acquired unfavorable contract backlog	(6,035)	(29,367)
Other	541	2,643
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(228,026)	146,375
Inventories	(316,316)	78,903
Accounts payable, accrued expenses and other payables	194,801	45,718
Other operating assets and liabilities	(15,591)	15,065
Net cash flows from operating activities	228,474	791,204

Cash flows from (used by) investing activities:
Capital expenditures	(184,165)	(187,618)
Proceeds from the sale of property, plant and equipment and other	26,424	11,843
Acquisitions, net of cash acquired	(1,888)	(18,137)
Other	(2,500)	974
Net cash flows used by investing activities	(162,129)	(192,938)

Cash flows from (used by) financing activities:
Proceeds from issuance of long-term debt, net	309,279	62,539
Repayments of long-term debt	(368,527)	(246,523)
Proceeds from accounts receivable facilities	296,586	234,482
Repayments under accounts receivable facilities	(269,858)	(237,828)
Dividends	(57,766)	(57,056)
Stock issued under incentive and purchase plans, net of forfeitures	(3,166)	(3,420)
Debt extinguishment costs	(13,128)	—
Debt issuance costs	(2,830)	—
Contribution from noncontrolling interest	20	16
Net cash flows used by financing activities	(109,390)	(247,790)
Effect of exchange rate changes on cash	(790)	759
Increase (decrease) in cash and cash equivalents	(43,835)	351,235
Cash, restricted cash and cash equivalents at beginning of year	544,964	193,729
Cash, restricted cash and cash equivalents at end of year	$501,129	$544,964

Supplemental information:
Cash and cash equivalents	$497,745	$542,103
Restricted cash	3,384	2,861
Total cash, restricted cash and cash equivalents	$501,129	$544,964

(CMC Fourth Quarter Fiscal 2021 - 11)

COMMERCIAL METALS COMPANY
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

This press release contains financial measures not derived in accordance with U.S. generally accepted accounting principles ("GAAP"). Reconciliations to the most comparable GAAP measure are provided below.

Adjusted EBITDA from continuing operations, core EBITDA from continuing operations, and adjusted earnings from continuing operations are non-GAAP financial measures. Adjusted earnings from continuing operations per diluted share is defined as adjusted earnings from continuing operations on a diluted per share basis.

Non-GAAP financial measures should be viewed in addition to, and not as alternatives for, the most directly comparable measures derived in accordance with GAAP and may not be comparable to similar measures presented by other companies. However, we believe that the non-GAAP financial measures provide relevant and useful information to management, investors, analysts, creditors and other interested parties in our industry as they allow: (i) comparison of our earnings to those of our competitors; (ii) a supplemental measure of our underlying business operational performance; and (iii) the assessment of period-to-period performance trends. Management uses non-GAAP financial measures to evaluate financial performance and set target benchmarks for annual and long-term cash incentive performance plans.

A reconciliation of earnings from continuing operations to adjusted EBITDA from continuing operations and core EBITDA from continuing operations is provided below:

	Three Months Ended					Year Ended
(in thousands)	8/31/2021	5/31/2021	2/28/2021	11/30/2020	8/31/2020	8/31/2021	8/31/2020
Earnings from continuing operations	$152,313	$130,408	$66,233	$63,911	$67,782	$412,865	$278,302
Interest expense	11,659	11,965	14,021	14,259	13,962	51,904	61,837
Income taxes	40,444	38,175	20,941	21,593	18,495	121,153	92,476
Depreciation and amortization	42,437	41,804	41,573	41,799	41,654	167,613	165,749
Amortization of acquired unfavorable contract backlog	(1,495)	(1,508)	(1,509)	(1,523)	(10,691)	(6,035)	(29,367)
Asset impairments	2,439	277	474	3,594	1,098	6,784	7,611
Adjusted EBITDA from continuing operations	247,797	221,121	141,733	143,633	132,300	754,284	576,608
Non-cash equity compensation	8,119	13,800	12,696	9,062	9,875	43,677	31,850
Gain on sale of assets	—	(4,457)	(5,877)	—	—	(10,334)	—
Loss on debt extinguishment	—	—	16,841	—	1,778	16,841	1,778
Facility closure	—	—	5,694	5,214	2,903	10,908	11,105
Labor cost government refund	—	—	—	(1,348)	(2,985)	(1,348)	(2,985)
Acquisition settlement	—	—	—	—	32,123	—	32,123
Core EBITDA from continuing operations	$255,916	$230,464	$171,087	$156,561	$175,994	$814,028	$650,479

(CMC Fourth Quarter Fiscal 2021 - 12)

A reconciliation of earnings from continuing operations to adjusted earnings from continuing operations is provided below:

	Three Months Ended					Year Ended
(in thousands)	8/31/2021	5/31/2021	2/28/2021	11/30/2020	8/31/2020	8/31/2021	8/31/2020
Earnings from continuing operations	$152,313	$130,408	$66,233	$63,911	$67,782	$412,865	$278,302
Gain on sale of assets	—	(4,457)	(5,877)	—	—	(10,334)	—
Asset impairments	2,439	277	474	3,594	1,098	6,784	7,081
Loss on debt extinguishment	—	—	16,841	—	1,778	16,841	1,778
Facility closure	—	—	5,694	5,214	2,903	10,908	11,105
Acquisition settlement	—	—	—	—	32,123	—	32,123
Labor cost government refund	—	—	—	(1,348)	(2,985)	(1,348)	(2,985)
Total adjustments (pre-tax)	$2,439	$(4,180)	$17,132	$7,460	$34,917	$22,851	$49,102
Related tax effects on adjustments	(512)	878	(3,598)	(1,593)	(7,392)	(4,825)	(10,371)
Adjusted earnings from continuing operations	$154,240	$127,106	$79,767	$69,778	$95,307	$430,891	$317,033
Earnings from continuing operations per diluted share	$1.24	$1.07	$0.54	$0.53	$0.56	$3.38	$2.31
Adjusted earnings from continuing operations per diluted share	$1.26	$1.04	$0.66	$0.58	$0.79	$3.53	$2.64

Media Contact:
Susan Gerber
(214) 689-4300